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                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT

                      This EMPLOYMENT AGREEMENT (the "Agreement"), effective this 22nd day of April, 1999 (the "Effective Date"), is entered into by and between Calvin L. Reed ("Executive") and Peak International Limited, a Bermuda holding company ("Company").

                      WHEREAS, the Company wishes to employ Executive;

                      WHEREAS, Executive is willing to commit himself to serve the Company on the terms and conditions herein provided; and

                      WHEREAS, in order to effect the foregoing, the Company and Executive wish to enter into this Agreement on the terms and conditions herein provided.

                      NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, anal intending to be legally bound hereby, the parties hereto agree as follows:

         1. Employment. The Company does hereby employ, engage and hire Executive as President and Chief Executive Officer of the Company, and Executive does hereby accept and agree to such hiring, engagement and employment. In such capacity, Executive shall have such executive arid managerial powers and duties with respect to the Company as may be from time to time reasonably assigned to him by the Board. Except for sick leave, reasonable vacations and excused leaves of absence, Executive shall, throughout his period of employment, devote substantially all his working time, attention, knowledge and skills, diligently and to the best of his ability, to the performance of such duties in furtherance of the business of the Company.

         2. Term of Agreement. The term ("Term") of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years; provided, however, that on each anniversary of the Effective Date, at which time the remaining term of the Agreement is one year, the Term of the Agreement shall automatically be extended for one additional year unless, not later than sixty (60) days prior to any such anniversary, either party shall have given written notice to the other that it does not wish to extend the Term of the Agreement.

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         3.       Compensation.

                  (a) Base Salary. During the Term of the Agreement, Executive shall be paid an annual base salary (the "Base Salary") at the rate of $360,000 per year, which amounts shall be paid in accordance with the Company's normal payroll practices and procedures. Executive's Base Salary may be increased as determined by the Board of Directors of the Company in its sole discretion.

                  (b) Bonus. Executive shall be entitled to receive a bonus (the "Bonus") on each March 31 occurring during the Term of the Agreement in the amount of $45,000, with the first Bonus payable on March 31, 2000. Any Bonus payable under this Agreement shall be deemed not to accrue until the last day of the period with respect to which such Bonus would otherwise be scheduled to be paid.

                  (c) Stock Options. Subject to approval by the Board, Executive shall be granted three options (each an "Option" and collectively, the "Options") to purchase shares of common stock, par value $0.01 per share ("Common Stock"), of the Company. The first Option shall be for the purchase of 150,000 shares of Common Stock at a per share exercise price equal to $3-21/32, the second Option shall be for the purchase of 150,000 shares of Common Stock at a per share exercise price equal to $7.00 per share, and the third Option shall be for the purchase of 100,000 shares of Common Stock at a per share exercise price equal to $10.00 per share. Subject to approval by the Board, the Options are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the fullest extent permitted by such Section of the Code. To the extent any such Options do not qualify as incentive stock options, such Options shall be deemed non-qualified stock options. The term of the Options shall be ten years from the date of grant. The Options shall vest in twelve equal, quarterly installments, unless the vesting of the Options is accelerated pursuant to Section 5 below. Except as otherwise provided in Section 5 below, the Options shall not be exercisable prior to the second anniversary of the Effective Date.

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         4.       Fringe Benefits.

                  (a) Welfare and Other Fringe Benefits. Executive shall be entitled to participate in any fringe and other benefit programs adopted from time to time by the Company for the benefit of its senior executives.

                  (b) Business Expenses. Executive shall be entitled to reimbursement for necessary and reasonable business expenses incurred in the performance of his duties.

         5.       Termination of Employment.

                  (a) Death. If Executive dies while employed by the Company, his employment shall immediately terminate and the Company's obligation to pay Executive's Base Salary and Bonus shall cease as of the date of death; provided, however, that Executive's estate shall be entitled to receive Executive's (i) accrued Base Salary through the date of termination and (ii) any benefits payable under applicable welfare benefit plans. Notwithstanding anything to the contrary contained in Section 3(c) above, Executive's estate shall also be entitled to exercise Executive's Options to the extent such Options are vested on the date of Executive's death for a period of one (1) year.

                  (b) Disability. If as a result of Executive's incapacity due to physical or mental illness ("Disability"), Executive shall have been absent from the full-time performance of his duties with the Company for six consecutive months, the Company may, upon 30 days' notice to Executive, terminate Executive's employment. Upon termination for Disability, Executive shall be entitled to receive his full Base Salary during any period of Disability prior to termination for Disability. In addition, Executive shall be entitled to receive any benefits payable under applicable welfare benefit plans. Notwithstanding anything to the contrary contained in Section 3(c) above, Executive shall also be entitled to exercise his Options to the extent such Options are vested on the date of Executive's termination for Disability for a period of one (1) year.

                  (c) Termination for Cause. The Company shall have the right to terminate Executive's employment for Cause by giving Executive written notice of the effective date of such termination. For purposes of this Agreement, "Cause" shall mean (i) Executive's conviction of or guilty plea to the commission of an act or acts constituting a felony under the laws of the United States or any state

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thereof, (ii) action by Executive involving personal dishonesty, theft or fraud in connection with Executive's duties as an officer of the Company, or (iii) a breach of any one or more material terms of this Agreement (including, but not limited to, the Confidentiality, Non-Competition and Non-Solicitation provisions contained in Section 9 hereof)). If the Company terminates Executive's employment for Cause, the Company shall have no further obligation under this Agreement from and after the date of termination; provided, however, that Executive shall be entitled to receive (i) his accrued Base Salary through the date of termination and (ii) any benefits payable under applicable welfare benefit plans. As provided in Section 3(c) above, to the extent Executive's employment is terminated pursuant to this Section 5(c) prior to the second anniversary of the Effective Date, Executive shall not be entitled to exercise his Options. If Executive's employment is terminated pursuant to this Section 5(c) on or after the second anniversary of the Effective Date, Executive shall be entitled to exercise his Options to the extent such Options are vested on the date of Executive's termination pursuant to this Section 5(c) for a period of one (1) year.

                  (d) Voluntary Termination by Executive. Except as otherwise set forth in subsection (f) below, in the event that Executive's employment with the Company is voluntarily terminated by Executive, the Company shall have no further obligation under this Agreement from and after the date of termination; provided, however, that Executive shall be entitled to receive (i) his accrued Base Salary through the date of termination and (ii) any benefits payable under applicable welfare benefit plans. Executive agrees that if he voluntarily terminates employment with the Company, that he shall give the Company at least sixty (60) days notice of such termination. As provided in Section 3(c) above, to the extent Executive's employment is terminated pursuant to this Section 5(d) prior to the second anniversary of the Effective Date, Executive shall not be entitled to exercise his Options. If Executive's employment is terminated pursuant to this Section 5(d) on or after the second anniversary of the Effective Date, Executive shall be entitled to exercise his Options to the extent such Options are vested on the date of Executive's termination pursuant to this Section 5(d) for a period of one (1) year.

                  (e) Termination by Company other than for Death, Disability or for Cause. If Executive's employment is terminated by the Company for any reason other than as a result of Executive's death or Disability or for Cause, then Executive shall be entitled to receive (i) his accrued Base Salary through the date of termination and a severance payment (A) if such termination occurs prior to the

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first anniversary of the Effective Date, in an amount equal to two (2) times
Executive's then current Base Salary or (B) if such termination occurs on or after the first anniversary of the Effective Date, in an amount equal to three
(3) times Executive's then current Base Salary, and (ii) any benefits payable under applicable welfare benefit plans. Notwithstanding anything to the contrary contained in Section 3(c) above, Executive shall also be entitled to exercise his Options to the extent such Options are vested on the date of Executive's termination pursuant to this Section 5(e) for a period of one (1) year.

                  (f) Termination Within Two Years Following a Change in Control. In the event Executive's employment with the Company is terminated within two (2) years following a Change in Control (as defined below) (i) by the Company without Cause or (ii) by Executive for Good Reason (as defined below), then in lieu of any benefits Executive may otherwise be entitled to pursuant to subsections (d) or (e) above, (i) Executive shall be entitled receive his accrued Base Salary through the date of termination and a severance payment (A) if such termination occurs prior to the first anniversary of the Effective Date, in an amount equal to two (2) times Executive's then current Base Salary or (B) if such termination occurs on or after the first anniversary of the Effective Date, in an amount equal to three (3) times Executive's then current Base Salary, (ii) all of Executive's Options shall immediately vest in full and, notwithstanding anything to the contrary contained in Section 3(c) above, be fully exercisable for a period of one (i) year and (iii) Executive shall be entitled to any benefits payable under applicable welfare benefit plans (the benefits provided for in subsections (i), (ii) and (iii) above are hereinafter referred to as the "Severance Benefits", subject to adjustment pursuant to
Section 6 below).

                  For purposes of this Agreement, a "Change in Control" of the Company means any transaction or series of transactions in which any of the following occurs: (i) the acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than by an Excluded Person (as defined below) or by the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) of more of the total voting power represented by the Company's then outstanding voting securities,
(ii) the consummation of a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation that would result in the voting

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securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or
(iii) the consummation of a plan of complete liquidation of the Company or of the sale or disposition by the Company of all or substantially all of the Company's assets; provided, however, that a Change of Control shall not be deemed to have occurred as a result of the consummation of transactions pursuant to that certain Purchase Agreement relating to the Common Stock between Luckygold 18A Limited and Peak TrENDS Trust dated as of May 28, 1998. As used herein, "Excluded Person" means T. L. Li, any of his immediate family members, trusts established for the exclusive benefit of T. L. Li or any of his immediate family members and any person who controls, is controlled by or is under common control with T. L. Li, including without limitation Luckygold 18A Limited; provided, however, that for the purposes of the definition of Excluded Person, "control" means the beneficial ownership of more than 50% of the total voting power of a person normally entitled to vote in the election of directors, managers or trustees, as applicable of a person."

            For purposes of this Agreement, "Good Reason" means, without Executive's written consent, (i) a reduction in Executive's titles, positions, duties and responsibilities as in effect immediately prior to the Change in Control, (ii) the Company's material breach of the Agreement, (iii) a reduction in Executive's annual Base Salary or aggregate compensation and benefits opportunities as in effect immediately prior to the Change in Control, or (iv) relocation of the Executive's principal offices outside of Southern California.

         6. Limitation on Payments. In the event that the Severance Benefits (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) but for this Section 6, would be subject to the excise tax imposed by
Section 4999 of the Code or any similar or successor provision, then the Severance Benefits shall be reduced to such lesser amount that would result in no portion of the Severance Benefits being subject to excise tax under Section 4999 of the Code. Any determination required under this Section 6 shall be made by the Company's independent accountants (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes

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and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this
Section 6.

         7.       Assignment of Intellectual Rights.

                  (a) Definition of "Inventions". As used herein, the term "Inventions" shall mean all inventions, discoveries, improvements, trade secrets, formulas, techniques, data, programs, systems, specifications, documentation, algorithms, flow charts, logic diagrams, source codes, processes, and other information, including works-in-progress, whether or not subject to patent, trademark, copyright, trade secret, or mask work protection, and whether or not reduced to practice, which are made, created, authored, conceived, or reduced to practice by Executive, either alone or jointly with others, during the period of employment with the Company (including, without limitation, all periods of employment with the Company prior to the Effective Date) which (A) relate to the actual or anticipated business, activities, research, or investigations of the Company or (B) result from or is suggested by work performed by Executive for the Company (whether or not made or conceived during normal working hours or on the premises of the Company), or (C) which result, to any extent, from use of the Company's premises or property, unless, in the case of clause (C) only, (i) Executive has reimbursed the Company in an amount equal to the value of the use of such premises or property (as determined by the Company based upon the Company's all in cost, which shall include without limitation compensation and overhead expense) and (ii) the Company approved the use of its premises or property prior to the use thereof by Executive.

                  (b) Work for Hire. Executive expressly acknowledges that all copyrightable aspects of the Inventions are to be considered "works made for hire" within the meaning of the Copyright Act of 1976, as amended (the "Act"), and that the Company is to be the "author" within the meaning of such Act for all purposes. All such copyrightable works, as well as all copies of such works in whatever medium fixed or embodied, shall be owned exclusively by the Company as of its creation, and Executive hereby expressly disclaims any and all interest in any of such copyrightable works and waives any right of droit morale or similar rights.

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                  (c) Assignment. Executive acknowledges and agrees that all
Inventions constitute trade secrets of the Company and shall be the sole property of the Company or any other entity designated by the Company. In the event that title to any or all of the Inventions, or any part or element thereof, may not, by operation of law, vest in the Company, or such Inventions may be found as a matter of law not to be "works made for hire" within the meaning of the Act, Executive hereby conveys and irrevocably assigns to the Company, without further consideration, all his right, title and interest, throughout the universe and in perpetuity, in all Inventions and all copies of them, in whatever medium fixed or embodied, and in all written records, graphics, diagrams, notes, or reports relating thereto in Executive's possession or under his control, including, with respect to any of the foregoing, all rights of copyright, patent, trademark, trade secret, mask work, and any and all other proprietary rights therein, the right to modify and create derivative works, the right to invoke the benefit of any priority under any international convention, and all rights to register and renew same. Executive understands that Inventions do not include, and the obligations set forth above in this
Section 7(c) do not apply to, subject matter that qualifies fully under the provisions of Section 2870 of the California Labor Code.

                  (d) Proprietary Notices; No Filings; Waiver of Moral Rights. Executive acknowledges that all Inventions shall, at the sole option of the Company, bear the Company's patent, copyright, trademark, trade secret, and mask work notices.

                  Executive agrees not to file any patent, copyright, or trademark applications relating to any Invention, except with prior written consent of an authorized representative of the Company (other than Executive).

                  Executive hereby expressly disclaims any and all interest in any Inventions and waives any right of droit morale or similar rights, such as rights of integrity or the right to be attributed as the creator of the Invention.

                  (e) Further Assurances. Executive agrees to assist the Company, or any party designated by the Company, promptly on the Company's request, whether before or after the termination of employment, however such termination may occur, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, the Company's rights in the Inventions by performing all acts and executing all documents and instruments deemed necessary or convenient by the Company, including, by way of illustration and not limitation:

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                           (i)  Executing assignments, applications, and other
         documents and instruments in connection with (A) obtaining patents, copyrights, trademarks, mask works, or other proprietary protections for the Inventions and (B) confirming the assignment to the Company of all right, title, and interest in the Inventions or otherwise establishing the Company's exclusive ownership rights therein.

                           (ii) Cooperating in the prosecution of patent, copyright, trademark and mask work applications, as well as in the enforcement of the Company's rights in the Inventions, including, but not limited to, testifying in court or before any patent, copyright, trademark or mask work registry office or any other administrative body.

                  Executive shall be reimbursed for all out-of-pocket costs incurred in connection with the foregoing, if such assistance is requested by the Company after the termination of Executive's employment. In addition, to the extent that, after the termination of employment for whatever reason, Executive's technical expertise shall be required in connection with the fulfillment of the aforementioned obligations, the Company shall compensate Executive at a reasonable rate for the time actually spent by Executive at the Company's request rendering such assistance.

                  (f) Power of Attorney. Executive hereby irrevocably appoints the Company to be his Attorney-In-Fact to execute any document and to tale any action in his name and on his behalf and to generally use his name for the purpose of giving to the Company the full benefit of the assignment provisions set forth above.

                  (g) Disclosure of Inventions. Executive shall make full and prompt disclosure to the Company of all Inventions subject to assignment to the Company, and all information relating thereto in Executive's possession or under his control as to possible applications and use thereof.

         8. No Violation of Third-Party Rights. Executive represents, warrants, and covenants that he is not a party to any conflicting agreements with third parties which shall prevent him from fulfilling the terms of employment and the obligations of this Agreement.

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         9.      Confidential Information; Non-Competition and Non-Solicitation.

                 (a) Confidentiality. Executive acknowledges that in his employment hereunder he shall occupy a position of trust and confidence. Executive shall not, except as may be required in the normal course of business to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive's unauthorized disclosure, disclose to others, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries and affiliates. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company for financial reporting purposes and that was learned by Executive in the course of his employment by the Company, its subsidiaries and affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, its subsidiaries and affiliates, and that such information gives the Company a competitive advantage. The Executive agrees to (i) deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, (A) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company, its subsidiaries and affiliates, or prepared by the Executive during the terns of his employment by the Company, its subsidiaries and affiliates, and (B) all notebooks and other data relating to research or experiments or other work conducted by Executive in the scope of employment or any Inventions made, created, authored, conceived, or reduced to practice by Executive, either alone or jointly with others, and (ii) make full disclosure relating to any Inventions.

                 If Executive would like to keep certain property, such as material relating to professional societies or other non-confidential material, upon the termination of employment with the Company, he agrees to discuss such issues with the Company. Where such a request does not put Confidential Information of the Company at risk, the Company shall customarily grant the request.

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                  (b) Non-Competition. During the Term of this Agreement and for a period of two (2) years thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Company, provide consultative services or otherwise provide services to (whether as an employee or a consultant, with or without pay), own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is then a competitor of the Company, its subsidiaries and affiliates, including without limitation any entity engaged in the precision engineered semiconductor packaging business (including, without limitation, the business of collecting and recycling semiconductor packaging) (each such competitor a "Competitor of the Company"); provided, however, that the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than five percent (5 %) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement. Executive and the Company acknowledge and agree that the business of the Company is global in nature, and that the terms of the non-competition agreement set forth herein shall apply on a worldwide basis.

                  (c) Non-Solicitation of Customers and Suppliers. During the Term of this Agreement and for a period of two (2) years thereafter, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates, to divert their business to any Competitor of the Company.

                  (d) Non-Solicitation of Employees. Executive recognizes that he possesses and shall possess Confidential Information about other employees of the Company, its subsidiaries and affiliates, relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company, its subsidiaries and affiliates. Executive recognizes that the information he possesses and shall possess about these other employees is not generally known, is of substantial value to the Company, its subsidiaries and affiliates in developing their business and in securing and retaining customers, and has been and shall be acquired by him because of his business position with the Company, its subsidiaries and affiliates. Executive agrees that, during the Term of this Agreement and for a period of two (2) years thereafter, he shall not, directly or indirectly, solicit or recruit any employee of the Company, its subsidiaries and affiliates
(i) for the purpose of being employed by him or by any Competitor of the

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Company on whose behalf he is acting as an agent, representative or employee and that he shall not convey any Confidential Information or trade secrets about other employees of the Company, its subsidiaries and affiliates to any other person or (ii) for any other purpose or no purpose.

                  (e) Injunctive Relief. It is expressly agreed that the Company shall or would suffer irreparable injury if Executive were to compete with the Company or any subsidiary or affiliate of the Company in violation of any of the provisions of this Section 9 and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from so competing with the Company or any subsidiary or affiliate of the Company in violation of this Agreement.

                  (f) Survival of Provisions. Except as otherwise provided herein, the obligations contained in this Section 9 shall survive the termination or expiration of Executive's employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

         10. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

         If to Company:       Peak International Limited
                              Units 4, 5 & 7, 37/F
                              Wharf Cable Tower
                              9 Hoi Shing Road
                              Tsuen Wan, N.T., Hong Kong
                              Facsimile No.:  (852) 2417-2311
                              Attention:  Chairman of the Board

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         If to Executive:      Calvin L. Reed
                               13675 Antelope Station
                               Poway, California  92064
                               Facsimile No.:  (619) 485-5330

Either party may change such party's address for notices by notice duly given pursuant hereto.

         11. Arbitration. Any dispute, controversy or claim arising under or in connection with this Agreement, other than any dispute, controversy or claim arising under Section 9 of this Agreement, or the breach hereof, shall be settled exclusively by arbitration in accordance with the Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. Any arbitration held pursuant to this paragraph in connection with any termination of Executive's employment shall take place in Southern California at the earliest possible date.

         12. Attorneys' Fees. In the event judicial determination or arbitration is necessary of any dispute arising as to the parties' rights and obligations hereunder, each party shall have the right, in addition to any other available relief, to attorneys' fees based on a determination by the court or the arbitrator of the extent to which each party has prevailed as to the material issues raised in determination of the dispute.

         13. Indemnification. The Company shall indemnify and hold Executive harmless to the maximum extent permitted under applicable law during the Term, and following the Term the Executive shall remain covered under any Director and Officer liability insurance policies for matters arising during the Term.

         14. Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under Federal, state or local law and any additional withholding to which Executive has agreed.

         15. No Mitigation; No Offset. Executive shall not be required in any way to mitigate the amount of any payment provided for in this Agreement, and such payments shall not be subject to offset against compensation earned as the result of employment with another employer.

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         16. Assignment; Successors. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall be binding upon and inure to the benefit of such successor, and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.

         17. Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of California.

         18. Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

         19. Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

         20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto signed this Agreement, as of the date referred to above.

                                              PEAK INTERNATIONAL LIMITED

                                                   /s/ Jerry Mo
                                              ----------------------------------
                                              By:     Jerry Mo
                                              Its:    Chief Financial Officer



                                                  /s/ Calvin L. Reed
                                              ----------------------------------
                                                      CALVIN L. REED